Exhibit 10.1
Non-Section 423 Component Only

OPENDOOR TECHNOLOGIES INC.
2020 EMPLOYEE STOCK PURCHASE PLAN OFFERING DOCUMENT
This document (this “Offering Document”) is adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Opendoor Technologies Inc. (the “Company”) and is incorporated into and made a part of the Opendoor Technologies Inc. 2020 Employee Stock Purchase Plan (the “Plan”). Defined terms used herein without definition shall have the meanings specified in the Plan.

This Offering Document is effective for the Offering Period commencing March 1, 2026 and shall apply to future Offering Periods under the Non-Section 423 Component of the Plan until this Offering Document is terminated, amended or modified by the Administrator or a new Offering Document is adopted by the Administrator for the Non-Section 423 Component.

Eligibility Requirements:	Eligible Employees of the Company and the Designated Subsidiaries indicated below shall be eligible to participate in the Plan, provided they meet the other eligibility requirements set forth in the Plan.

Designated Subsidiaries:	Services Labs Software Private Limited, Opendoor Operations Canada Inc., and any subsidiaries of the Company not incorporated in the U.S. that are created or acquired following the date of this Offering Document.

Offering Periods:
The Plan shall be implemented by overlapping Offering Periods of approximately twelve months in length commencing on each September 1 and each March 1. The “Enrollment Date” of each Offering Period shall be the first Trading Day of such Offering Period (which may be the same as the first calendar day of the Offering Period).

Purchase Periods:	Each Offering Period will be comprised of two six-month Purchase Periods within each Offering Period. The Offering Period commencing September 1 will have Purchase Periods that begin on each September 1 and March 1 and end on each February 28 and August 31, respectively; and the Offering Period commencing March 1 will have Purchase Periods that begin on each March 1 and September 1 and end on each August 31 and February 28, respectively.

Exercise Dates:	The Exercise Date with respect to a Purchase Period shall occur on the final Trading Day of each Purchase Period.

Maximum Number of Shares That May Be Purchased During an Offering Period:	The maximum number of shares of Common Stock (“Shares”) that may be purchased by an Eligible Employee during an Offering Period will be 10,000 Shares.

August, 2026

Maximum Number of Shares That May Be Purchased During a Purchase Period:	The maximum number of Shares that may be purchased by an Eligible Employee during a Purchase Period will be 5,000 Shares.

Option Price:
On each Exercise Date, the Option Price for a Share will be 85% of the Fair Market Value of a Share on the Enrollment Date for such Offering Period or on the Exercise Date, whichever is lower. The Option Price may be adjusted by the Administrator pursuant to the Plan and the Option Price shall not be less than the par value of a Share

Contributions:
A Participant may elect to have an amount equal to at least 1% but not more than 15% of his or her Compensation deducted on each Payday on an after-tax basis for use in purchasing Shares pursuant to the Plan.

Enrollment:
Eligible Employees must enroll in an Offering Period by delivering a subscription agreement to the Company through its online enrollment platform within the enrollment period specified by the Company, which in all cases will expire prior to the commencement of the Offering Period.

Changes in Contribution Rates:
Participants may decrease their rate of contributions once during any Purchase Period by delivering notice to the Company through its online enrollment platform no later than 15 days prior to the Exercise Date for such Purchase Period. Participants may also change their rate of contributions for any future Offering Period by delivering a new subscription agreement to the Company within the enrollment period specified by the Company.

A Participant will remain enrolled in the Plan for each subsequent Offering Period on the same terms, unless such Participant submits a new subscription agreement or withdraws from participation in the Plan.

Suspensions:
A Participant in an Offering Period may elect to suspend his or her contributions to the Plan during an Offering Period at least seven days prior to the final day of the Offering Period, or such other time as determined by the Company. If a Participant suspends his or her contributions to the Plan, then such Participant’s cumulative unapplied payroll deductions prior to such suspension (if any) shall be applied to the purchase of shares on the next occurring Exercise Date (with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan).

August, 2026

If a Participant suspends his or her contributions during the first Purchase Period of an Offering Period, the Participant may elect to re-enroll in the next Purchase Period of such Offering Period so long as he or she is still eligible to participate in the Plan. If a Participant suspends his or her contributions at any time during an Offering Period, the Participant may elect to re-enroll for any subsequent Offering Period so long as he or she is still eligible to participate in the Plan.

Withdrawals:
A Participant may elect to cease contributions to the Plan during an Offering Period and elect to withdraw from an Offering Period at least seven days prior to the final day of the Offering Period, or such other time as determined by the Company. A Participant electing to withdraw will receive a refund of the entire amount credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company.

If a Participant withdraws from an Offering Period, the Participant may elect to re-enroll for any subsequent Offering Period so long as he or she is still eligible to participate in the Plan.

Non-U.S. Additional Terms and Conditions	Notwithstanding any provisions in this Offering Document, Participant understands that Participant’s participation in the Plan also will be subject to the additional terms and conditions set forth in Appendix A and any special terms and conditions for Participant’s country set forth in Appendix A. Moreover, if Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to such Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Offering Document and the provisions of this Offering Document govern Appendix A.

* * * * *

August, 2026

OPENDOOR TECHNOLOGIES INC.
2020 EMPLOYEE STOCK PURCHASE PLAN
APPENDIX A
Unless otherwise defined herein, capitalized terms used in this Appendix A to the Offering Document will be ascribed the same defined meanings as set forth in the Offering Document of which this Appendix A forms a part (or the Plan or other written agreement as specified in the Offering Document).
Terms and Conditions
This Appendix A includes additional terms and conditions applicable to all Participants providing services to the Company or a Designated Subsidiary (as defined in the Plan) outside the United States, and additional terms applicable to Participants providing services to the Company or a Designated Subsidiary in the countries identified below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after enrolling in the Plan, the Company, in its discretion, will determine to what extent the terms and conditions contained herein will apply to Participant.
Notifications
This Appendix A also may include notifications that contain information regarding exchange controls and certain other issues of which Participants should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other applicable laws in effect in the respective countries as of June 2022. Such applicable laws are often complex and change frequently. As a result, the Company recommends that Participants not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information included herein may be out of date at the time that Participants purchase Shares under the Plan or subsequently sell the Shares.
In addition, the information contained herein is general in nature and may not apply to a Participant’s particular situation and the Company is not in a position to assure a Participant of any particular result. Participant should seek appropriate professional advice as to how the applicable laws in Participant’s country may apply to Participant’s particular situation.
Finally, if a Participant is a citizen or resident of a country other than the one in which he or she is currently working (or if he or she is considered as such for local law purposes) or if he or she moves to another country after all or any portion of the options has been granted under the Plan, the information contained herein may not be applicable to such Participant.

August, 2026

I.GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES
Terms and Conditions
1.Tax Withholding Considerations. Participant acknowledges and agrees that, regardless of any action taken by the Company or any Designated Subsidiary with respect to any or all income tax, social security, social insurances contributions, payroll tax, fringe benefit, or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant including, without limitation, in connection with the grant of the Option, the exercise, purchase or sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or any Designated Subsidiary. Furthermore, Participant acknowledges that the Company and/or Designated Subsidiary (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of the Option or any aspect of Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Enrollment Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Designated Subsidiary (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the Option exercise or any other relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or any Designated Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from Participant’s wages or other compensation paid to Participant, (b) withholding from proceeds of the sale of the Shares acquired under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), (c) using any other method permitted by the Plan. Finally, Participant agrees to pay to the Company and/or Designated Subsidiary any amount of Tax-Related Items that the Company and/or Designated Subsidiary may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
2.Foreign Asset/Account Reporting Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired or cash received from participating in the Plan in a brokerage account outside his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time after receipt. It is Participant’s responsibility to be compliant with such regulations and Participant should speak with his or her personal advisor on this matter.
3.Foreign Exchange Considerations. Participant acknowledges, understands and agrees that neither the Company nor any Designated Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Option, or of any amounts due to Participant under the Plan or as a result of exercising the Option and/or the subsequent sale of any Shares acquired under the Plan. Participant understands and agrees that he or she will bear any and all risk associated with the exchange or fluctuation of currency associated with his or her participation in the Plan. Participant understands, acknowledges and agrees that Participant may be responsible for reporting inbound transactions or fund transfers that exceed a certain amount. Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Option and Participant’s specific

August, 2026

situation and understands that the relevant laws and regulations can change frequently and occasionally on a retroactive basis.
4.Nature of Grant. In accepting the Option, Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company; it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and the Offering Document;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(f)the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments;
(g)the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted;
(h)if the underlying Shares do not increase in value, the Option will have no value;
(i)if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Option Price;
(j)for purposes of the Option, Participant’s status as a service provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or Designated Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a service provider or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in the Offering Document (including by reference other arrangements or contracts) or determined by the Company, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a service provider or the terms of Participant’s employment agreement, if any, unless Participant is providing bona fide services during such time), and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s engagement as a service provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any; the Company will have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

August, 2026

(k)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by the Offering Document do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed-out, or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s status as a service provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a service provider or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or Designated Subsidiary and waives his or her ability, if any, to bring any such claim, and releases the Company or Designated Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
5.Data Privacy. Participant understands that the Company may collect, where permissible under applicable law certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the Option granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, purchased, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant understands that Company may transfer Participant’s Data to the United States, which may have different, including less stringent, data protection laws than the laws in Participant’s country. Participant understands that the Company will transfer Participant’s Data to its designated broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that Participant’s jurisdiction does not consider to be equivalent to the protections in Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consent herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or career with the Company will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant awards under the Plan or other equity awards, or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact Participant’s local human resources representative.
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Data as described herein and any other Plan materials by and among, as

August, 2026

applicable, the Company or Designated Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that his or her consent will be sought and obtained for any processing or transfer of Participant’s data for any purpose other than as described in the Offering Document and any other plan materials.
6.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in his or her jurisdiction, which may affect his or her ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares or rights to the Shares, or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in applicable jurisdictions or Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by Participant before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing inside information to any third party, including fellow service providers and/or other Company service providers (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
7.Recommendation Regarding External Advice. Participant understands and agrees that neither the Company or Designated Subsidiary is providing any tax, legal or financial advice, nor is the Company or Designated Subsidiary making any recommendations or assessments regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares, or any subsequent disposal or retention of such Shares. Participant understands that he or she is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
8.English Language. Participant acknowledges that he or she is sufficiently proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of the Offering Document. If Participant has received the Offering Document or any other document related to the Plan translated into a language other than English, Participant understands that such translated documents were provided for convenience only, and that if the meaning of the translated version is different than the English version, the English version will control.

August, 2026

II.COUNTRY-SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS IN THE COUNTRIES INCLUDED BELOW

CANADA
Terms and Conditions
Award Payable Only in Shares. Participant understands and agrees that the grant of the Option does not give him or her any right to receive a cash payment, and the Option may be settled only in newly-issued Shares.
Exercise Procedures; No Payment in Shares. Participant understands and agrees that he or she may not tender Shares that Participant owns to pay the Option Price in connection with the Option nor is Participant permitted to pay for any Tax Related-Items by the delivery of unencumbered Shares, or withholding in Shares otherwise issuable to me upon purchase.
Termination. Notwithstanding anything to the contrary in the Plan and this Offering Document, subject to any applicable minimum requirements of employment standards legislation applicable to Participant in respect of Participant’s relationship with the Company or any Designated Subsidiary (such legislation, as amended or replaced, “ESL”), Participant’s employment will be deemed to cease on Participant’s Termination Date. “Termination Date” means, regardless of whether the termination is lawful or unlawful, with or without cause or serious reason, and whether it is Participant or the Company or any Designated Subsidiary that initiates the termination, the later of (i) if and only to the extent required to comply with the minimum applicable requirements of ESL, the last day of any minimum statutory notice period applicable to Participant; and (ii) the date that is designated by the Company or Designated Subsidiary as the date on which Participant’s employment is terminated, provided that in the case of termination of Participant’s employment due to Participant’s resignation, such date shall not be earlier than the date notice of resignation was given. Each of (i) and (ii) of the previous sentence will be determined without regard to any applicable period of reasonable notice, contractual notice, severance, or pay in lieu of notice that follows (or is in respect of a period which follows) Participant’s Termination Date. For the avoidance of any doubt, the parties intend to displace any presumption that Participant is entitled to reasonable notice of termination under common law or civil law in connection with the Plan and this Offering Document.
Participant’s eligibility to be granted an Option under the Plan and this Offering Document ceases as of Participant’s Termination Date. Except if and as required to comply with applicable minimum requirements of ESL, Participant is not eligible to participate in the Plan during any period in which Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and Participant shall not be entitled to any damages or other compensation in respect of the termination of any Option or Shares that are not issued due to termination of Participant’s employment with the Company or any Designated Subsidiary as of the Termination Date. The Plan and this Offering Document displace any and all common law and civil law rights Participant may have or claim to have in respect of this Plan or under this Offering Document, including any right to damages. The foregoing shall apply, regardless of: (a) the duration of Participant’s employment; (b) the reason for the termination of Participant’s employment; (c) whether such termination is lawful or unlawful, with or without cause or serious reason; (d) whether it is Participant or the Company or any Designated Subsidiary that initiates the termination; and (e) any fundamental changes, over time, to the terms and conditions applicable to Participant’s employment.
It is understood and agreed that all provisions of the Plan and this Offering Document are subject to all applicable minimum requirements of ESL. The Company and any Designated Subsidiary will comply with all applicable minimum requirements of ESL. Accordingly, to the extent that any applicable ESL minimum

August, 2026

requirements apply, the Plan and the Offering Document shall: (a) not be interpreted as in any way waiving or contracting out of ESL; and (b) be interpreted to achieve compliance with ESL. In the event that ESL requires the Company or any Designated Subsidiary to provide Participant with a superior right or entitlement upon termination of Participant’s employment or otherwise (“Statutory Entitlements”) than provided for under the Plan or the Offering Document, then the Company or the Designated Subsidiary, as applicable, shall provide Participant with Participant’s minimum Statutory Entitlements in substitution for Participant’s rights under the Plan and the Offering Document. There shall be no presumption of strict interpretation against the Company or any Designated Subsidiary. Each of the Company and the Board, as applicable, will exercise their discretion under the Plan and the Offering Document in accordance with applicable legislation, including, where applicable, ESL. Where there is any reference in the Plan or this Offering Document to the termination of Participant’s employment, the Company or the Designated Subsidiary, as applicable, will comply with the applicable minimum requirements of ESL in respect of such termination of employment including, without limitation, all ESL requirements in respect of notice, termination pay, severance pay, wages, benefits, vacation pay, reprisal prohibitions and reinstatement.
French Language Provisions. The following provisions will apply if Participant is a resident of Quebec:
Participant understands and irrevocably agrees that the essential terms and conditions of the Offering Document were negotiated and/or were negotiable and, thus, the Offering Document does not constitute a contract of adhesion. Further, Participant acknowledges and agrees that they: (i) requested to receive the Offering Document in the English language and that it is their express wish that the Offering Document be drawn up exclusively in the English language; (ii) accept the terms and conditions of the Offering Document as drafted in the English language; and (iii) expressly request and elect to receive all further documents and communications relating to the terms and conditions of the Offering Document in English, including but not limited to, Company announcements, policies, plans (including the Plan) and reference materials.
Le Bénéficiaire comprend et convient irrévocablement que les principales modalités et conditions de la Convention (« Offering Document ») ont été et/ou pouvaient être négociées et qu'en conséquence la Convention ne constitue pas un contrat d'adhésion. De plus, le Bénéficiaire reconnaît et convient qu'il ou elle: (i) a demandé de recevoir une version anglaise de la Convention et souhaite expressément qu'elle soit rédigée exclusivement en anglais; (ii) accepte les modalités et conditions de la Convention telles qu'elles ont été rédigées en anglais; et (iii) demande et choisit expressément de recevoir en anglais tous les documents et communications ultérieurs se rapportant aux modalités et conditions de la Convention, y compris, notamment, les annonces de la Société, les politiques, les régimes (incluant le Régime) et les documents de référence.
INDIA
Notifications
Foreign Assets Reporting. Participant understands that he or she must declare foreign bank accounts and any foreign financial assets (including Shares purchased pursuant to the Plan held outside India) in Participant’s annual tax return. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult with his or her personal tax advisor in this regard.
Exchange Controls. Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan or the receipt of any dividends to India within 90 days of receipt and convert such amounts to local currency within 180 days of receipt. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or Participant’s employer requests proof of repatriation.

August, 2026